Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION

PRO FORMA CONSOLIDATED BALANCE SHEET

	SEPTEMBER 29, 2018
	Historical	Pro Forma Adjustments	Pro Forma

CASH	452	26,064	26,516
RECEIVABLES, NET	25,710	(10,903)	14,807
RECEIVABLE FOR INSURED LOSSES	875		875
INVENTORIES - FINISHED GOODS	5,159		5,159
- WORK IN PROCESS	2,855		2,855
- RAW MATERIALS	13,067	(2,202)	10,865
TOTAL INVENTORIES	21,081	(2,202)	18,879

PREPAID EXPENSES	2,490	(48)	2,442
REFUNDABLE INCOME TAXES	996		996

PROPERTY AND EQUIPMENT, NET	17,220	(7,939)	9,281

GOODWILL, NET	7,229	(6,229)	1,000
DEFERRED INCOME TAXES	2,497		2,497
OTHER ASSETS	3,674		3,674
TOTAL	82,224	(1,257)	80,967

BANK LOAN PAYABLE	6,700		6,700

LIABILITY FOR UNPAID CLAIMS COVERED BY INS.	875		875
ACCOUNTS PAYABLE AND ACCRUED EXPENSES	18,849	(4,078)	14,771
INCOME TAX PAYABLE	—	2,478	2,478
TOTAL CURRENT LIABILITIES	26,424	(1,600)	24,824

OTHER LT LIABILITIES	6,484		6,484

COMMON SHARES	643		643
CAPITAL IN EXCESS OF PAR VALUE	1,930		1,930
RETAINED EARNINGS	61,671	343	62,014
TREASURY SHARES	(14,928)		(14,928)
TOTAL	82,224	(1,257)	80,967

See accompanying notes to the unaudited pro forma financial information.

The following tables provide the pro forma financial results of the Company, as adjusted to reflect the sale of the ready-mix and sand operations of Transit Mix Concrete Company, at and for the 9 months ended September 29, 2018 and for the 12 months ended December 30, 2017.

CONTINENTAL MATERIALS CORPORATION

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	NINE MONTHS ENDING SEPTEMBER 29, 2018			FISCAL YEAR ENDING DECEMBER 30, 2017
	Historical	Pro Form Adjustments	Pro Forma	Historical	Pro Form Adjustments	Pro Forma
GROSS SALES	121,151	(48,219)	72,932	152,810	(59,474)	93,336

EXPENSES:
COST OF SALES	101,185	(41,786)	59,399	124,715	(49,559)	75,156
DEPRECIATION, DEPLETION & AMORTIZATION	2,065	(862)	1,203	2,554	(1,052)	1,502
SELLING AND ADMINISTRATIVE	18,656	(3,236)	15,421	22,643	(3,713)	18,931
CHARGES RELATED TO HITCH RACK RANCH	6,840		6,840	—		—
(GAIN) LOSS ON SALE OF PROPERTY	(892)	892	—	(118)	95	(23)

TOTAL	127,854	(44,992)	82,863	149,794	(54,229)	95,566

OPERATING INCOME (LOSS)	(6,703)	(3,228)	(9,931)	3,016	(5,246)	(2,230)

EXTERNAL INTEREST INCOME	59	—	59	79	—	79
EXTERNAL INTEREST EXPENSE	(415)	—	(415)	(366)	—	(366)
OTHER INCOME (EXPENSE)	(29)	—	(29)	110	—	110

INCOME (LOSS) BEFORE INCOME TAXES	(7,088)	(3,228)	(10,316)	2,839	(5,246)	(2,407)

PROVISION (CREDIT) FOR INCOME TAXES	(1,772)	(807)	(2,579)	1,021	(1,888)	(867)

NET (LOSS) INCOME	(5,316)	(2,421)	(7,737)	1,818	(3,357)	(1,539)

BASIC AND DILUTED (LOSS) INCOME PER SHARE	(3.13)	(1.43)	(4.56)	1.08	(2.00)	(0.92)
AVERAGE SHARED OUTSTANDING	1,697	1,697	1,697	1,680	1,680	1,680

Notes to Pro Forma Unaudited Financial Information

The historical financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are factually supportable and directly attributable to the divestiture of the Transit Mix ready-mix concrete and Daniels Sand operations. The pro forma financial information does not reflect the realization of any cost savings assoicated with the divestiture.

The pro forma financial statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the divestiture occurred on the dates indicated. The statements also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ from the pro forma amounts reflected herein due to a variety of factors.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change.

See accompanying notes to the unaudited pro forma financial information.